EXHIBIT 99.1

Amphenol

News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Senior Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

2008 FIRST QUARTER RESULTS

REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut.  April 17, 2008.  Amphenol Corporation (NYSE-APH) reported today that first quarter 2008 diluted earnings per share increased 26% to $.54 compared to $.43 per share for the comparable 2007 period.  Sales for the first quarter 2008 increased 18% to $770.7 million compared to $651.0 million for the 2007 period.  Currency translation had the effect of increasing sales by approximately $22 million in the first quarter 2008 compared to the 2007 period.

Amphenol Chairman and CEO, Martin H. Loeffler, stated:  “We are very pleased to report a strong start to 2008 with first quarter sales of $771 million and earnings per share of $.54.  Sales grew 18% over last year.  Growth was broad based reflecting the benefits of a diverse market footprint with particular strength in the mobile device, wireless infrastructure, military and commercial aerospace markets.  All geographic regions of the business performed well in the quarter.  Our strong growth reflects the results of our continued commitment to develop performance enhancing technologies for our customers in all of our markets.”

“Consistent with our strategy, during the first quarter of 2008 the Company completed the acquisition of a French manufacturer of value added interconnect and electronic packaging solutions for the aerospace market with aggregate annual sales of approximately $28 million. The acquisition broadens the Company’s technology offering in this important growth market.”

“In addition to excellent overall top line growth, profitability and cash flow continued to be strong.  Amphenol achieved excellent operating leverage in the quarter with an operating income margin of 19.5% compared to 18.8% in the first quarter of 2007.  The combination of strong top line growth together with a continued strong focus on all elements of cost contributed significantly to our results in the quarter and provides a solid base for future performance.  Furthermore, net income was approximately 13% of sales, another indication of the Company’s successful drive for value creation.  The Company continues to be an excellent generator of cash, with cash flow from operations remaining strong in the quarter at $110 million.”

“I am very proud of our organization as we continue to execute well.  The growth we achieved in the first quarter is very satisfying and is a direct result of implementing our strategies.  While economic uncertainties are broadly reported, and despite a continued generally moderate demand environment in certain markets, we continue to see strength in our business.  We believe we can perform well in such an environment due to our increasing position with our customers in diverse markets, leading technology, worldwide presence, lean cost structure and entrepreneurial management. Accordingly, while general economic conditions are uncertain, and based on relatively stable currency exchange rates, we are raising our guidance to achieve revenues and EPS in 2008 of $3,213 million to $3,258 million and $2.26 to $2.31, respectively, an increase of 13% to 14% and 16% to 19% over 2007 revenues and EPS, respectively.  For the second quarter 2008 we expect revenues in the range of $805 million to $820 million and EPS in the range of $.57 and $.59, respectively.  We are excited about the future and confident in the ability of our outstanding organization to meet the challenges presented and to take advantage of the many opportunities in front of us.”

The Company will host a conference call to discuss its first quarter results at 1:00 PM (EST) April 17, 2008.  The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number is 517-623-4547; Passcode: Reardon.  There will be a replay available until 6:00 PM (EST) on Monday, April 21, 2008.  The replay numbers are as follows:  toll free dial-in number is 866-443-1209 and International dial-in number is 203-369-1089.

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/index.cfm/fuseaction/financial.webcasts.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe and Asia and sold by a worldwide sales and marketing organization.  Amphenol has a diversified presence as a leader in high growth segments of the interconnect market including:  Military, Commercial Aerospace, Automotive, Broadband Communication, Industrial, Information Technology and Data Communications Equipment, Mobile Devices and Wireless Infrastructure.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to [Part I, Item 1A] of the Company’s Form 10-K for the year ended December 31, 2007, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars in thousands, except per share data)

	Three months ended
	March 31,
	2008	2007

Net Sales	$770,714	$651,084

Cost of sales	519,808	440,516

Gross profit	250,906	210,568

Selling, general and administrative expense	100,610	87,971

Operating income	150,296	122,597

Interest expense	(9,899)	(9,042)
Other expenses, net	(2,145)	(3,149)

Income before income taxes	138,252	110,406

Provision for income taxes	(40,784)	(32,702)

Net income	$97,468	$77,704

Net income per common share - Basic	$0.55	$0.44

Average shares outstanding - Basic	176,662,616	178,132,764

Net income per common share - Diluted	$0.54	$0.43

Average shares outstanding - Diluted	180,197,969	182,543,418

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(dollars in thousands)

	March 31,	December 31,
	2008	2007

ASSETS

Current Assets:
Cash and cash equivalents	$180,155	$183,641
Accounts receivable, less allowance for doubtful accounts of $12,648 and $12,468, respectively	507,979	510,411
Inventories	499,988	456,882
Prepaid expenses and other assets	86,441	72,874

Total current assets	1,274,563	1,223,808

Land and depreciable assets, less accumulated depreciation of $513,595 and $483,296, respectively	327,007	316,194
Goodwill	1,101,453	1,091,828
Other assets	57,946	43,903

	$2,760,969	$2,675,733

LIABILITIES & SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$289,748	$295,391
Accrued salaries, wages and employee benefits	57,819	54,963
Accrued income taxes	54,718	39,627
Accrued acquisition-related obligations.	16,538	55,212
Other accrued expenses	71,850	74,213
Current portion of long-term debt	762	1,075

Total current liabilities	491,435	520,481

Long-term debt	852,307	721,561
Accrued pension and post employment benefit obligations	108,858	101,804
Other liabilities	83,481	66,973

Shareholders’ Equity:
Common stock	176	181
Additional paid-in deficit	(39,769)	(43,647)
Accumulated earnings	1,322,711	1,431,635
Accumulated other comprehensive loss	(38,722)	(43,644)
Treasury stock, at cost	(19,508)	(79,611)

Total shareholders’ equity	1,224,888	1,264,914

	$2,760,969	$2,675,733

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(dollars in thousands)

	Three months ended
	March 31,
	2008	2007

Net income	$97,468	$77,704
Adjustments for cash from operations:
Depreciation and amortization	22,771	19,064
Stock-based compensation.	3,202	2,990
Net change in non-cash components of working capital	(18,888)	(45,790)
Other long term assets and liabilities	5,063	8,495

Cash provided by operations	109,616	62,463

Cash flow from investing activities:
Capital additions	(19,914)	(22,628)
Purchase of short term investments, net	(4,162)	(2,007)
Investments in acquisitions	(70,443)	(22,342)

Cash flow used in investing activities	(94,519)	(46,977)

Cash flow from financing activities:
Net change in borrowings under revolving credit facilities	127,106	7,518
Purchase of treasury stock	(143,693)	(13,983)
Proceeds from exercise of stock options	367	2,975
Excess tax benefits from stock-based payment arrangements	270	1,642
Dividend payments	(2,682)	(2,684)

Cash flow used in financing activities	(18,632)	(4,532)

Effect of exchange rate changes on cash and cash equivalents	49	—

Net change in cash and cash equivalents	(3,486)	10,954

Cash and cash equivalents balance, beginning of period	183,641	74,135

Cash and cash equivalents balance, end of period	$180,155	$85,089

Cash paid during the period for:
Interest	$10,006	$8,907
Income taxes paid, net of refunds	21,610	26,032

AMPHENOL CORPORATION

SEGMENT INFORMATION

(Unaudited)

(dollars in thousands)

	Three months ended
	March 31,
	2008	2007

Trade Sales:
Interconnect Products	$700,625	$585,265
Cable Products	70,089	65,819
Consolidated	$770,714	$651,084

Operating income:
Interconnect Products	$153,536	$124,881
Cable Products	8,270	7,921
Stock-based compensation expense	(3,202)	(2,990)
Other operating expenses	(8,308)	(7,215)
Consolidated	$150,296	$122,597

ROS%:
Interconnect Products	21.9%	21.3%
Cable Products	11.8%	12.0%
Corporate - Stock-based compensation	-0.4%	-0.5%
Corporate - all other	-1.1%	-1.1%

Consolidated	19.5%	18.8%